As filed with the Securities and Exchange Commission on June 29, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2009

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Tryon Street Charlotte, North Carolina	28255
(Address of principal executive offices)	(Zip Code)

(704) 386-5681

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On June 25, 2009, Bank of America Corporation (the “Registrant”) announced the results of its offers to exchange (collectively, the “Exchange Offer”) up to 200 million shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), for outstanding depositary shares (the “Depositary Shares”), representing fractional interests in shares of certain series of the Registrant’s preferred stock, par value $0.01 per share (the “Preferred Stock”). The Exchange Offer was made on the terms and conditions set forth in the Offer to Exchange, dated May 28, 2009 (as supplemented or amended, the “Offer to Exchange”) and the related Letter of Transmittal. The Exchange Offer consisted of separate offers for the Depositary Shares representing each series of the Registrant’s Preferred Stock described below. The Exchange Offer expired at 12:00 midnight, New York City time, on June 24, 2009 (the “Expiration Date”).

On June 26, 2009, the Registrant settled the Exchange Offer. In the aggregate, the Registrant issued 199,999,999 shares of Common Stock (approximately 2.3% of the Registrant’s currently outstanding shares of Common Stock) in exchange for Depositary Shares with an aggregate liquidation preference of approximately $3.9 billion (consisting of depositary shares representing fractional interests in shares of the Registrant’s (i) Floating Rate Non-Cumulative Preferred Stock, Series E with an aggregate liquidation preference of $1,537.7 million; (ii) Floating Rate Non-Cumulative Preferred Stock, Series 5 with an aggregate liquidation preference of $894.3 million; (iii) Floating Rate Non-Cumulative Preferred Stock, Series 1 with an aggregate liquidation preference of $484.2 million; (iv) Floating Rate Non-Cumulative Preferred Stock, Series 2 with an aggregate liquidation preference of $583.6 million; (v) 6.375% Non-Cumulative Preferred Stock, Series 3 with an aggregate liquidation preference of $139.9 million; (vi) 6.625% Non-Cumulative Preferred Stock, Series I with an aggregate liquidation preference of $185.4 million; (vii) 7.25% Non-Cumulative Preferred Stock, Series J with an aggregate liquidation preference of $57.2 million; (viii) 8.20% Non-Cumulative Preferred Stock, Series H with an aggregate liquidation preference of $62.9 million). Depositary Shares representing fractional interests in shares of the Registrant’s 8.625% Non-Cumulative Preferred Stock, Series 8, were not accepted in the Exchange Offer. The shares of Common Stock were issued in the Exchange Offer in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

On June 2, June 3, June 4, June 5, June 8, June 9, June 10, June 11, June 12, June 23, June 24, June 25, and June 26, 2009, the Registrant entered into separate agreements with certain institutional preferred shareholders pursuant to which the Registrant and each such shareholder agreed to exchange shares, or depositary shares representing fractional interests in shares, of various series of the Registrant’s outstanding Preferred Stock, as applicable, for shares of the Registrant’s Common Stock. The series of Preferred Stock involved in these exchanges were different from the series of Preferred Stock that were subject to the Exchange Offer. Pursuant to these agreements, the Registrant agreed to exchange shares of Preferred Stock with an aggregate liquidation preference of approximately $1.4 billion (consisting of shares of 6.204% Non-Cumulative Preferred Stock, Series D with an aggregate liquidation preference of $89.3 million; Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K with an aggregate liquidation preference of $303.6 million; shares of 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L with an aggregate liquidation preference of $442.4 million; shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M with an aggregate liquidation preference of $389.9 million; and shares of Floating Rate Non-Cumulative Preferred Stock, Series 4 with an aggregate liquidation preference of $103.5 million; shares of 6.25% Noncumulative Perpetual Preferred Stock, Series 7 with an aggregate liquidation preference of $28.5 million) for an aggregate of 96,255,930 shares of Common Stock (approximately 1.1% of the Registrant’s currently outstanding shares of Common Stock). In total, as of June 29, 2009 and including those agreements previously reported, the privately negotiated exchanges have covered the exchange of approximately $10.9 billion aggregate liquidation preference of Preferred Stock into approximately 800 million shares of Common Stock. The shares of Common Stock are being issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

As of June 29, 2009, and including those agreements for the privately negotiated exchanges previously reported, the Registrant has accepted for exchange in the Exchange Offer or entered into agreements in the privately negotiated exchanges with respect to exchanges of the Depositary Shares and shares of Preferred Stock (consisting of those series noted above) having an aggregate liquidation preference of approximately $14.8 billion for an aggregate of approximately one billion shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ TERESA M. BRENNER
Teresa M. Brenner
Associate General Counsel

Dated: June 29, 2009